GREENBERG TRAURIG, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, NY 10166

April 17, 2007

Foldera, Inc.
17011 Beach Blvd., Suite 1500
Huntington Beach, California 92647

Dear Sirs:

We are acting as counsel to Foldera, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form SB-2 filed on December 4, 2006 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 21,298,535 shares of the Company's common stock, par value $.001 per share (the “Common Stock”), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Nevada, we are of the opinion that the 21,298,535 shares of Common Stock included in the Registration Statement, including shares of Common Stock that are issuable pursuant to the exercise of warrants to purchase Common Stock will, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,
/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP